Exhibit 99.1

FitLife Brands Announces First Quarter Earnings Call and its Participation at

Sidoti Virtual Investor Conference and Provides Operational Update

OMAHA, NE – May 8, 2024 – FitLife Brands, Inc. (“FitLife,” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that it will participate in the Sidoti Virtual Investor Conference on Wednesday and Thursday, May 8-9, 2024.

The Company’s presentation will begin at 1:45pm EDT on May 9, 2024, and can be accessed live at the following link: https://sidoti.zoom.us/webinar/register/WN_VDHnrzFZSqGQgICgizO8ew. FitLife will also host virtual one-on-one meetings with investors on Wednesday and Thursday, May 8-9, 2024. To register for the presentation or for a one-on-one meeting, please visit www.sidoti.com/events. Registration is free and participants do not need to be a Sidoti client.

In conjunction with its participation in the conference, the Company has prepared an updated investor presentation which will be filed with the Securities and Exchange Commission on Form 8-K in advance of the conference.

The Company plans to report its financial performance for the first quarter of fiscal 2024 with the Securities and Exchange Commission on Form 10-Q on May 14, 2024. However, in order to facilitate investor discussions at the upcoming conference, the Company is providing the following financial and operational update regarding the Company’s performance for the first quarter of 2024:

●	Net revenue for the first quarter 2024 is anticipated to be between $16-17 million, an increase of 49-58% compared to the first quarter 2023.
●	Adjusted EBITDA for the first quarter 2024 is anticipated to be between $3.5-3.7 million, an increase of 56-65% compared to the first quarter 2023.
●	As of March 31, 2024, the Company had $16.5 million outstanding on its term loan and no balance outstanding on its revolver.
●	As of March 31, 2024, the Company had approximately $3.3 million of cash.

In addition, the Company announced that it will hold an investor conference call on Tuesday, May 14, 2024 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 629005. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. Across its 13 brands, FitLife markets over 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through approximately 16,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company’s ability to successfully integrate acquisitions, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This press release contains certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented herein, non-GAAP EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, taxes, depreciation and amortization, equity-based compensation, M&A/integration activities, restatement related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation herein allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.